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                                                                    EXHIBIT 18.1

May 14, 2001

EOTT Energy Partners, L.P.
2000 West Sam Houston Parkway South
Suite 400
Houston, Texas 77042


Re: Form 10-Q Report for the quarter ended March 31, 2001

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 2001, the Partnership changed from the average cost method of accounting for its inventories used in its energy trading activities to the fair value method. According to the management of the Partnership, this change was made to better inform the users of the financial statements of the Partnership's net commodity price risk with respect to its energy trading activities and to better align financial reporting for energy trading inventory with the way in which price risk is measured and managed as part of trading activities.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Partnership's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited any financial statements of the Partnership for any period subsequent to December 31, 2000, and accordingly have not audited the application of this change as of January 1, 2001 or for any subsequent period. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 2001.

Very truly yours,

ARTHUR ANDERSEN LLP
Houston, Texas